UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 15, 2017 (September 14, 2017)

JOHNSON CONTROLS INTERNATIONAL PLC

(Exact name of registrant as specified in its charter)

Ireland	001-13836	98-0390500
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Albert Quay

Cork, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code: 353-21-423-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2017, Johnson Controls International plc (“JCI”) (the “Company”) and Brian J. Stief, the Company’s Executive Vice President and Chief Financial Officer, terminated Mr. Stief’s Change of Control Executive Employment Agreement dated as of July 28, 2010, as amended (the “Stief COC Agreement”). In order to incentivize Mr. Stief to terminate the Stief COC Agreement and defer his plans for retirement, the Committee approved a comprehensive retention arrangement for Mr. Stief. The retention arrangement is designed to retain his services through December 2020. The Board of Directors and the Committee believe retaining the services of Mr. Stief will provide crucial continuity of senior management and will also facilitate and support the successful execution of the Company’s post-merger integration and succession planning activities.

Under the terms of the Stief COC Agreement, the merger between Johnson Controls, Inc. and a wholly owned subsidiary of Tyco International plc (“Tyco”) on September 2, 2016, referred to herein as the “Merger,” was deemed to constitute a “Change of Control” (as such term is defined in the Stief COC Agreement). Under the Stief COC Agreement, following a Change of Control, in the event of a qualifying termination of employment of Mr. Stief within 36 months of the Merger, including a resignation for “Good Reason” (as such term is defined in the Stief COC Agreement), Mr. Stief would be entitled to:

•	a lump sum severance payment equal to three times Mr. Stief’s annual cash compensation, which includes his annual base salary and the greater of (a) the average of his annualized annual cash bonuses and long-term performance awards for the three fiscal years preceding the change of control, and (b) the sum of the annual cash bonuses and long-term performance awards for the most recently completed fiscal year (such greater amount, the “average performance bonus”);

•	payment of a pro rata portion of Mr. Stief’s average performance bonus for the fiscal year in which he is terminated;

•	a cash payment equal to the lump sum value of the additional benefits Mr. Stief would have accrued for the remainder of the employment period under JCI’s pension plan and JCI’s Retirement Restoration Plan, assuming Mr. Stief is fully vested in such benefits at the time of termination; and

•	continued medical and welfare benefits for two years following termination of employment without cause or with good reason.

As a result of the integration of legacy Johnson Controls, Inc. and legacy Tyco, including changes in reporting relationships and responsibilities, Mr. Stief has the ability to trigger a Good Reason resignation at any time prior to September 2019 and receive the benefits described above. In the event Mr. Stief were to experience a qualifying termination event, including a resignation for Good Reason, the total cash payment he would be entitled to receive is approximately $12 million.

In consideration for Mr. Stief’s agreement to terminate the Stief COC Agreement, and to incentivize Mr. Stief to remain Executive Vice President and Chief Financial Officer through December 2020, on September 14, 2017, the Committee approved the following awards to Mr. Stief under the Johnson Controls International plc 2012 Share and Incentive Plan (the “Plan”):

•

299,251 restricted share units (“Retention RSUs/PSUs”), representing a target value of $12 million, which vest on or about December 7, 2020 (the “Vesting Date”). In the event of Mr. Stief’s death, disability, retirement or involuntary termination prior to the Vesting Date, such Retention RSUs/PSUs would immediately vest in full. Such award will be paid in shares as soon as practicable after the award vests. However, in the event Mr. Stief remains continuously employed through the Vesting Date, the restricted share units will be converted into performance share units if the performance goals established for the award are met at or above target, and they will be paid out in shares based on the level of attainment of such performance goals. The Retention RSUs/PSUs will be subject to the same performance goals as the performance share units granted to all eligible employees in December 2017 under the Company’s Long-Term Incentive Performance Program (the “2018 LTIPP Awards”). If the award is converted into performance share units, then, consistent with the 2018 LTIPP Awards, the Retention RSUs/PSUs may payout up to 200% of the original award in the event the performance goals are satisfied at the maximum level;

•	99,750 performance share units (“Retention PSUs”), representing a target value of $4 million, which vest on or about December 7, 2020 at the end of a three year performance period. The Retention PSUs will be subject to the same performance criteria as the 2018 LTIPP Awards. In the event Mr. Stief retires, or the Company terminates his employment other than for Cause, prior to end of the three year performance period, he would be entitled to a pro-rated portion of the Retention PSUs at the end of the performance period to the extent the performance criteria are met. In the event of Mr. Stief’s termination due to death or disability, he would be entitled to receive all of the Retention PSUs at the end of the performance period, but only to the extent the performance criteria are met; and

•	99,750 restricted share units (“Retention RSUs”), representing a target value of $4 million, which vest on the third anniversary of the date of grant provided that Mr. Stief remains employed with the Company through the date of vesting. In the event of Mr. Stief’s termination due to death or disability, the Retention RSUs would vest in full. In the event the Company terminates Mr. Stief’s employment other than for Cause, a pro rata portion of such Retention RSUs will vest. Such RSUs would not vest in the event of Mr. Stief’s retirement prior to the third anniversary of the grant date.

All shares earned under any of the above awards will be credited to Mr. Stief’s account under the Company’s Deferred Compensation Plan.

The awards above are in addition to Mr. Stief’s annual awards of stock options, RSUs and PSUs under the Company’s Long-Term Incentive Performance Program. The terms of the Retention RSUs/PSUs above are set forth in the Terms of Unit Award under the Johnson Controls International plc 2012 Share and Incentive Plan for Brian J. Stief (the “Stief Terms of RSU/PSU Retention Award”). The terms of the Retention PSUs above are set forth in the Terms of PSU Award under the Johnson Controls International plc 2012 Share and Incentive Plan for Brian J. Stief (the “Stief Terms of PSU Retention Award”). The terms of the Retention RSUs above are set forth in the Terms of RSU Award under the Johnson Controls International plc 2012 Share and Incentive Plan for Brian J. Stief (the “Stief Terms of RSU Retention Award”).

In addition, the Committee approved a separate agreement with Mr. Stief dated as of September 14, 2017, the (“Stief Letter Agreement”), which provides that to the extent the value of the Retention RSUs/PSUs (without regard to any dividend equivalent units credited thereon) at the time of vesting is less than $12 million, JCI would pay Mr. Stief a cash payment representing the difference between $12 million and the value of the Retention RSUs/PSUs (without regard to dividend equivalents) at the time of vesting. This Stief Letter Agreement also includes an acknowledgement of the termination of the Stief COC Agreement and contains customary covenants not to compete with the Company or solicit employees of the Company.

The foregoing descriptions of the Stief Terms of RSU/PSU Retention Award, the Stief Terms of PSU Retention Award, the Stief Terms of RSU Retention Award and the Stief Letter Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, the terms of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

10.1	Terms of Unit Award under the Johnson Controls International plc 2012 Share and Incentive Plan for Brian J. Stief.

10.2	Terms of PSU Award under the Johnson Controls International plc 2012 Share and Incentive Plan for Brian J. Stief.

10.3	Terms of RSU Award under the Johnson Controls International plc 2012 Share and Incentive Plan for Brian J. Stief.

10.4	Letter Agreement dated September 14, 2017 between Johnson Controls International plc and Brian J. Stief.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS INTERNATIONAL PLC

Date: September 15, 2017	By:	/s/ Matthew R.A. Heiman
	Name:	Matthew R.A. Heiman
	Title:	Vice President and Corporate Secretary